Exhibit 3.1

ARTICLES OF INCORPORATION
OF
MEXICO SALES MADE EASY, INC.

        Mexico Sales Made Easy, Inc., a corporation organized and existing under the Revised Statutes of the State of Nevada, does hereby amended and restate to read as follows:

ARTICLE I
Name of Corporation

The name of the corporation is MEXICO SALES MADE EASY, INC.

ARTICLE II
Resident Agent

The Resident Agent of the corporation is Spiegel & Utrera, P.A. at 1785 East Sahara Avenue, Suite 490, Las Vegas, Nevada 89104.

ARTICLE III
Authorized Stock

The total number of shares of stock which the corporation shall have authority to issue is 210,000,000 of which 200,000,000 shares are designated as common stock, par value $0.001 per share, and 10,000,000 shares are designated as preferred stock, par value $0.002 per share.

Preferred Stock. The preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide by resolution or resolutions duly adopted prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, privileges, qualifications, limitations, and restrictions relating to the shares of each such series.

Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. Except as may be provided in these Amended Articles of Incorporation or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders.

ARTICLE IV
Board of Directors

The governing board of the corporation shall consist of not less than one (1) director. The number of directors may be increased or decreased pursuant to the bylaws of the corporation, by action of the stockholders or of the directors.

Exhibit 3.1 -- Page 1

ARTICLE V
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE VI
Statues Not Applicable

The provisions of Nevada Revised Statutes 78.378 through 78.3793, inclusive, regarding the voting of a controlling interest in stock of Nevada Corporation and 78.411 through 78.444, inclusive, regarding combinations with interested stockholders, shall not be applicable to this Corporation.

* * * * *

IN WITNESS WHEREOF, the corporation has authorized prior to any stock of the corporation being issued and caused these Articles to be signed by its President and sole director this 3rd day of December, 2014.

Exhibit 3.1 -- Page 2